Exhibit 5.1

[Letterhead of Irell & Manella LLP]

May 12, 2006

Board of Directors

Pinnacle Entertainment, Inc.

3800 Howard Hughes Parkway

Las Vegas, NV 89109

Ladies and Gentlemen:

We have acted as counsel to Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with the registration of shares of the Company’s common stock, par value $0.10 (the “Common Stock”) issuable pursuant to the exercise of options and stock appreciation rights and grants of restricted stock awards, performance awards, unit awards and dividend equivalents under the Company’s 2005 Equity and Performance Incentive Plan (the “2005 Plan”).

As such counsel, we have examined the 2005 Plan and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

Based on these examinations, it is our opinion that such Common Stock, when sold and issued in the manner referred to in the Registration Statement and the 2005 Plan will be duly authorized, legally issued, fully paid, and non-assessable.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K. We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We express no opinion under, or view with respect to, either directly or indirectly, laws other than the General Corporation Law of the State of Delaware. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock. This opinion is furnished to you in connection with the above-described shares, is solely for your benefit, and may not be relied upon by, nor may copies be delivered to, any other person or entity without our prior written consent.

Very truly yours,

/s/ Irell & Manella LLP

IRELL & MANELLA LLP